Exhibit 5.1

February 9, 2011
Energy Conversion Devices, Inc.
3800 Lapeer Road
Auburn Hills, Michigan 48326

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
I am General Counsel of Energy Conversion Devices, Inc., a Delaware corporation (the “Company”), and have advised the Company in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of 5,536,424 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), issuable under the Energy Conversion Devices, Inc. 2010 Omnibus Incentive Compensation Plan (the “Plan”), pursuant to the registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement is herein referred to as the “Registration Statement”).
I have examined the Registration Statement and have reviewed such corporate records, certificates and other documents, and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents are authentic and that all copies of documents provided to me conform to the originals.
I have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by me to be responsible.
Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
I am a member of the bar of the state of Michigan. The opinions expressed above are limited to the internal laws of the State of Michigan, the Delaware General Corporation Law and the Federal laws of the United States of America.
I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Jay B. Knoll
Jay B. Knoll
Executive Vice President, General Counsel and Chief Administrative Officer